EXHIBIT 99.1

COMPREHENSIVE CARE REINSTATES AND EXPANDS
TEXAS MANAGED BEHAVIORAL HEALTHCARE CONTRACTS
Four Contracts to Serve 140,000 Lives Generating $4.3 Million in Annual Revenue

TAMPA, Fla.—(BUSINESS WIRE)—February 3, 2004 – Comprehensive Care Corporation (OTC BB: CHCR) (CompCare), a company specializing in managed behavioral healthcare and employee assistance services through its operating subsidiaries, today announced that each of its three former Children’s Health Insurance Program (CHIP) contracts with Texas HMOs have been reinstated effective February 1, 2004. The CHIP mental health benefits had been significantly reduced in September 2003 due to State budget issues that have since been resolved.

In addition, CompCare has been awarded one additional CHIP contract by a new HMO client in Texas that was also effective February 1, 2004. Collectively, these four contracts serve approximately 140,000 lives and are expected to generate annual gross revenues of approximately $4.3 million to CompCare.

Mary Jane Johnson, CEO of CompCare, said, “We are delighted with the restoration of CHIP benefits in Texas. This expansion in Texas is consistent with the Company’s strategy to capitalize on its excellent reputation for quality clinical programs and customer service. These essential behavioral health services offer children a chance to live happy and productive lives, which in the end serves all of society.”

Johnson went on to say, “We are engaged in a strategic effort to diversify our customer base, balance our public sector mix with additional private sector sales, and explore opportunities in other parts of the country.”

Also, CompCare recently reported a private equity transaction of approximately $1,000,000, which included an investment by one accredited investor who now owns 15.5% of CompCare’s common stock. Johnson concluded, “The additional capital raised will allow CompCare to build upon the recent successes represented by the gains made in Texas by bidding on similar and larger contracts in other locations.”

About Comprehensive Care Corporation

Established in 1969, Comprehensive Care Corporation administers and operates behavioral health, substance abuse, and employee assistance programs for governmental agencies and managed care companies throughout the United States. Headquartered in Tampa, Florida, CompCare operates regional service and operations centers in Connecticut, Florida, Michigan, and Texas; serves more than 1,100,000 covered individuals nationwide; and has a network of approximately 10,000 behavioral health practitioners.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: Certain information included herein and in other Company reports, SEC filings, statements, and presentations is forward looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning the Company’s anticipated operating results, financial resources, increases in revenues, increased profitability, interest expense, growth and expansion, and the ability to obtain new behavioral healthcare contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements, and presentations. These risks and uncertainties include local, regional, and national economic and political conditions, the effect of governmental regulation, the competitive environment in which the Company operates, and the other risks detailed from time to time in the Company’s SEC reports.

Contact Information:
Porter, Le Vay & Rose, Inc.
Michael Porter, Investor Relations
Margarerit Drgos, Media Relations
Jeff Myhre, Editorial
212-564-4700
Fax: 212-244-3075
www.plrinvest.com
plrmail@plrinvest.com
or
Comprehensive Care Corporation
Robert J. Landis, 813-288-4808